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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934. (Amendment No.  )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                        THE ZWEIG TOTAL RETURN FUND, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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    (5) Total fee paid:
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/ / Fee paid previously with preliminary materials: N/A

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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                     URGENT SHAREHOLDER ALERT

               RETURN YOUR WHITE PROXY CARD TODAY TO
          PROTECT YOUR INVESTMENT IN ZWEIG TOTAL RETURN FUND

April 29, 2004

Dear Fellow ZTR Shareholder:

In a desperate attempt to get your vote, Phillip Goldstein has distributed misleading and inaccurate information about your Fund and its management.
Mr. Goldstein has had a short-lived career of waging expensive and disruptive proxy contests against closed-end funds for his personal benefit. By our count, your Fund is Mr. Goldstein's fifteenth proxy fight in the past few years. He is adept at misrepresenting facts in order to sway shareholders to support his personal agenda. DO NOT BE MISLED!

                DO NOT SUPPORT THE SELF-SERVING PROPOSALS
                 OF GOLDSTEIN AND HIS BAND OF RAIDERS

- Who do you want to be responsible for the management of your Fund - Dr. Marty Zweig and the Phoenix companies, who together have a proven track record of investment success for over a century, or Goldstein who has virtually no experience in fund management?

- The Board adopted the Fund's new distribution policy because it is the right policy for shareholders. It provides for substantial cash distributions to shareholders while preserving benefits from your Fund's capital loss carryover that would be lost by the dissidents' proposals. The dissidents are not interested in these benefits since their only interest is in obtaining short-term gains for themselves and their band of raiders.

- Do you want to convert your Fund to a junk bond fund? The dissidents' proposals would subject your Fund to unnecessary risks by encouraging speculative investments in junk bonds, derivatives and other high risk securities in an effort to reach a mandatory 10% cash dividend. These investment strategies are ill-advised, unrealistic and would not utilize your Fund's tax benefits.

- The dissidents' distribution policy will force you to pay additional taxes that you would otherwise not have to pay under the Board's distribution policy of 7% cash and 3% Fund stock.

- Goldstein has sent you information that is full of inaccuracies and demonstrates a total lack of understanding of the operation and taxation of closed-end funds.

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-   The facts speak for themselves - since the Fund's April 8 announcement of a change in distribution policy, the discount on your Fund's shares has decreased from 9.7% to 6.9% as of April 23 while the average discount on closed-end bond funds has increased by approximately 7% during the same period as a result of rising interest rates. As anyone familiar with closed-end funds understands, they trade from time to time at discounts and premiums based on market conditions and other factors.

- To further their cause, the dissident shareholders have withheld from you the negative impact that open-ending your Fund could have, such as lower overall returns, significantly increased expenses and loss of NYSE listing. In addition, as short-term speculators like Goldstein exit and redeem their shares, your Fund may be forced to pay for redemptions by selling portfolio securities at inopportune times and incurring increased transaction costs. Your Board's decision to recommend against open-ending your Fund was a unanimous decision by the Fund's six directors, five of whom are totally independent. On the other hand, Goldstein and his cohorts are driven by self-interest and desire for short-term profits.

                       TIME IS SHORT TO CAST YOUR VOTE
                      RETURN YOUR WHITE PROXY CARD TODAY

It is unfortunate that Goldstein has forced your Fund to spend its assets to repel his self-motivated proposals. However, we are acting in the best interests of all shareholders. Your participation in this year's Annual Meeting of Shareholders on Wednesday, May 12, is more important than ever, so please vote today by signing, dating and mailing promptly your WHITE proxy card. If your shares are held in the name of a brokerage firm, bank nominee or other institution, you can also vote by telephone at 1-800-454-8683 or at WWW.PROXYVOTE.COM. And remember - do not return any green card you may receive from Goldstein and his cronies.

If you have any questions, D.F. King & Co., Inc., your Fund's proxy solicitor, will be pleased to assist. Please call them toll-free at 1-888-628-1041.

On behalf of your Board, thank you for your cooperation, continued support and prompt return of the enclosed WHITE proxy card.

Sincerely,

/s/ Daniel T. Geraci
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Daniel T. Geraci
President, The Zweig Total Return Fund, Inc.